Consent of Independent Auditors




We consent to the references to our firm under the captions "Experts" in the Prospectus and "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 3, 2000 with respect to the financial statements of American Enterprise Life Insurance Company and to the use of our report dated March 17, 2000 with respect to the financial statements of American Enterprise Variable Annuity Account - American Express New Solutions Variable Annuity, included in Post-Effective Amendment No. 1 to the Registration Statement (Form N-4, No. 333-92297) and related Prospectus for the registration of the American Express New Solutions Variable AnnuitySM Contracts, to be offered by American Enterprise Life Insurance Company.


/s/ Ernst & Young LLP
Minneapolis, MN
April 24, 2000